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Exhibit 10.37

AMENDMENT

        THIS AMENDMENT made and entered into as of April 5, 2001 by and between DAMARK INTERNATIONAL, INC., a Minnesota corporation (the "Company") and KIM MAGEAU (the "Executive").

W I T N E S S E T H :

        WHEREAS, the Company and the Executive entered into an agreement, dated February 26, 2001 (the "Agreement") pursuant to which the Company provided certain financial incentives to the Executive to remain in the employment of the Company.

        WHEREAS, the Company and the Executive desire to alter, amend and modify the Agreement as hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

        1.    Subparagraph 1(a) of the Agreement is hereby deleted therefrom in its entirety and the following is hereby inserted in lieu thereof:

          "(a) 50% of the Bonus shall be paid three (3) months after the Company has raised $14,200,000 in the aggregate as a result of its issuance of its 10% Senior Convertible Note due February 4, 2002 (the "Senior Convertible Notes") and 50% of the bonus shall be paid six (6) months after completion of raising the aforedescribed amount from the issuance of the Senior Convertible Notes (the "Financing Event"), provided that payment of the Bonus is conditioned on the Executive continuing in the Company's employ through the date on which the payment is scheduled to be made."

        2.    Except as herein set forth, the Agreement shall remain in full force and effect without amendment, alternation of modification.

DAMARK INTERNATIONAL, INC.
By:	/s/ George S. Richards
Its:	Chief Executive Officer
EXECUTIVE:
/s/ Kim Mageau Kim Mageau

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  Exhibit 10.37